Exhibit 10.1
EXECUTION VERSION

SENIOR BRIDGE LOAN AGREEMENT
Dated as of April 21, 2011
among
PLD INTERNATIONAL INCORPORATED,
as Borrower,

Various Lenders
J.P. MORGAN EUROPE LIMITED,
as Administrative Agent
J.P. MORGAN SECURITIES LLC
Sole Lead Arranger and Book Runner

Senior Bridge Loan Agreement

Senior Bridge Loan Agreement

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)
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SCHEDULES

1.1	Pricing Schedule
1.2	Mandatory Cost Formulae
2.1	Commitments and Percentages
11.2	Certain Addresses for Notices
11.6	Processing and Recordation Fees
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iv

EXHIBITS
Form of
A   Loan Notice
B   Parent Guaranty
C   Transfer Certificate
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v

SENIOR BRIDGE LOAN AGREEMENT
     This SENIOR BRIDGE LOAN AGREEMENT dated as of April 21, 2011 is among PLD INTERNATIONAL INCORPORATED, a Delaware corporation (“Borrower”), various Lenders (defined below) and J.P. MORGAN EUROPE LIMITED, as Administrative Agent.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Act” has the meaning specified in Section 11.14.
     “Administrative Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent under the Loan Documents, or any successor in such capacity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent Parties” has the meaning specified in Section 11.2.3.
     “Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time. The initial Aggregate Commitments are €500,000,000.
     “Agreement” means this Senior Bridge Loan Agreement.
     “Agreement Currency” has the meaning specified in Section 11.17.
     “Applicable Margin” means a percentage rate per annum determined in accordance with Schedule 1.1.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger and joint book runner under the Loan Documents.
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     “Asset Sale” means, the sale, lease, assignment or other transfer or disposition (including as a result of a condemnation) of any property for value (each a “Disposition”) by the Primary Operating Company (so long as the Primary Operating Company is at such time ProLogis or a parent company of ProLogis) or any of its subsidiaries to any other Person, other than (i) dispositions of assets in the ordinary course of business, (ii) the granting of non-exclusive licenses of intellectual property in the ordinary course of business, (iii) the sale or discounting of delinquent notes or past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), (iv) the Disposition of surplus or obsolete equipment or other assets no longer used or useful in the business, (v) the Disposition of cash or cash equivalents and (vi) Dispositions made to an Affiliate.
     “Availability Period” means, the period from the Closing Date to the earliest of (i) the Business Day immediately preceding the Maturity Date, (ii) the date on which the Aggregate Commitments are reduced to zero, (iii) the date of termination of the Commitment of each Lender pursuant to Section 9.2 and (iv) the date on which the Public Company owns, directly or indirectly, 100% of the Units.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 7.1.
     “Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by each of the Lenders pursuant to Section 2.1.
     “Business Day” means:
     (a) any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London; and
     (b) if such day relates to any interest rate setting, any funding, disbursement, settlement or payment in respect of any Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any Eurocurrency Rate Loan, a TARGET Day.
     “Capital Lease” means a lease or sublease that, in accordance with GAAP, has been or should be capitalized on the books of the lessee.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States
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regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.
     “Change of Control” means an event or series of events (other than the Proposed Merger Transaction) by which:
     (a) the Public Company shall cease to own, directly or indirectly, 100% of the equity interests of (i) Borrower and (ii) after the consummation of the Proposed Merger Transaction, ProLogis and the Primary Operating Company (if other than ProLogis);
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of the Public Company entitled to vote for members of the board of directors or equivalent governing body of the Public Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Public Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Public Company, or control over the equity securities of the Public Company entitled to vote for members of the board of directors or equivalent governing body of Public Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities.
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     “Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.1.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitment” or opposite such caption in the Transfer Certificate pursuant to which such Lender becomes a Party, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compensation Amount” has the meaning specified in Section 4.6.2.
     “Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and which would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of Borrower.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Parties” means, collectively, Administrative Agent and each Lender.
     “Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
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     “Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost, if any) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Discharged Rights and Obligations” has the meaning specified in Section 11.6.5(c).
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a bank, finance company, insurance company or other financial institution that (A) has (or, in the case of a bank is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Borrower and Administrative Agent and (B) has total assets in excess of $10,000,000,000 or (e) any other Person (other than a natural person) approved by Administrative Agent, and, unless an Event of Default has occurred and is continuing, Borrower (such approvals not to be unreasonably withheld or delayed); provided that (i) an “Eligible Assignee” shall not include Borrower or Borrower’s Affiliates, and (ii) an “Eligible Assignee” shall be able to make the representations set forth in Section 4.1.6(a).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of Euro.
     “Environmental Laws” means all Laws relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Public Company or any of its subsidiaries (including Borrower), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding.
Senior Bridge Loan Agreement

     “Equity Offering” means any public offering of Equity Interests of the Public Company, excluding Equity Interests issued or sold pursuant to any dividend reinvestment plan, employee stock option plan, exercise of stock options or similar arrangement.
     “Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate appearing on the Reuters “EURIBOR 01” screen displaying the EURIBO Rate (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent in consultation with the Borrower from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro in the European interbank market) at approximately 10:00 a.m., Brussels time, on the Quotation Day for such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Euro for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made or continued by Administrative Agent and with a term equivalent to such Interest Period would be offered by the Reference Bank to major banks in the London or other relevant interbank market for such currency at their request at approximately 10:00 a.m. (Brussels time) on the Quotation Day.
     “Eurocurrency Rate Loan” means any Loan that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” has the meaning specified in Section 9.1.
     “Excluded Debt” means (a) Indebtedness hereunder, (b) Indebtedness arising under the Global Agreement and any refinancing thereof, (c) Indebtedness of ProLogis or any subsidiary thereof arising under any other credit facility that exists on the date hereof and any refinancing thereof (except to the extent that the amount of credit available under any such credit facility is increased after the date hereof), (d) Indebtedness of AMB Property Corporation or any subsidiary thereof arising under any credit facility that exists on the date hereof and any refinancing thereof (except to the extent that the amount of credit available under any such credit facility is increased upon or after consummation of the Proposed Merger Transaction), (e) Indebtedness incurred in connection with the Proposed Exchange Transaction, (f) Indebtedness incurred by any foreign subsidiary if the proceeds thereof cannot be repatriated to the United States without adverse tax consequences, (g) intercompany Indebtedness, (h) Non-Recourse Debt secured by real property interests and (i) private equity capital raised in connection with the Public Company’s property fund business, including any capital raised by the Public Company in connection with the contribution of assets to a property fund.
     “Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder or under any Loan Document, (a) taxes imposed on or measured by its overall net
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income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located, in which it is otherwise conducting business and subject to such taxes or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Obligor is located, and (c) except as provided in the following sentence, in the case of a Non-U.S. Lender (other than an assignee or transferee pursuant to a request by Borrower under Section 11.12), any United States federal withholding tax (including FATCA) that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a Party (or designates a new Lending Office) or is attributable to such Non-U.S. Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.1.5, except to the extent that such Non-U.S. Lender (in relation to any designation of a new Lending Office) or its assignor or transferor (in the case of such Non-U.S. Lender becoming a Party) was entitled, at the time of designation of a new Lending Office or assignment or transfer, to receive additional amounts from such Obligor with respect to such withholding tax. Notwithstanding anything to the contrary contained in this definition, if the Obligations have been accelerated pursuant to Section 9.2, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made to any Lender hereunder or under any other Loan Documents (regardless of whether such Lender has complied with Section 4.1.5).
     “Exemption Representation” has the meaning specified in Section 4.1.6(a).
     “Existing Lender” has the meaning specified in Section 11.6.1.
     “Facility Fee Rate” means a rate per annum determined in accordance with Schedule 1.1.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
     “Federal Reserve Bank” means the Board of Governors of the Federal Reserve System of the United States.
     “Fee Letter” means the fee letter dated as of April 17, 2011, entered into among ProLogis, Administrative Agent and the Arranger in connection with the transactions contemplated hereby.
     “Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by the Public Company and reasonably acceptable to Administrative Agent.
     “Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to long-term senior, unsecured non-credit enhanced debt securities issued by ProLogis (or, after the Proposed Merger Transaction, the Primary Operating Company, so long as the Primary Operating Company (i) is a parent company of ProLogis and (ii) is a guarantor of the Obligations) as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any such debt has been issued at the time such rating was issued.
Senior Bridge Loan Agreement

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Date” means the first date on which all conditions in Section 5.2 are satisfied or waived in accordance with Section 11.1.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Global Agreement” means the Global Senior Credit Agreement dated as of October 6, 2005 among ProLogis, various affiliates thereof, various lenders, various agents and Bank of America, N.A., as Global Administrative Agent.
     “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” means (a) prior to consummation of the Proposed Merger Transaction, ProLogis, and (b) after consummation of the Proposed Merger Transaction, each of ProLogis, the Primary Operating Company (if other than ProLogis) and any parent company of the Primary Operating Company (regardless of whether the Primary Operating Company is ProLogis) that guarantees any Indebtedness of the Primary Operating Company.
     “Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any asset of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent
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or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, for any Person, all monetary obligations (without duplication) of such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes, or similar instruments, (c) to pay the deferred purchase price of property or services except (i) trade payables arising in the ordinary course of business, (ii) deferred tax Liabilities, (iii) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (iv) obligations to purchase stock (other than stock of PEPR or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (d) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (d) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness, (e) arising under Capital Leases to the extent included on a balance sheet of such Person, (f) arising under Swap Contracts exclusive of interest rate contracts purchased to hedge indebtedness in the ordinary course of business and net of obligations owed to such Person under Swap Contracts, and (g) arising under any Guaranty of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (ii) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business, and (iii) any Guaranty of Liabilities of a third party that do not constitute Indebtedness). The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisition or any mark-to-market remeasurement of the amount of any Indebtedness denominated in any currency other than Euro. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 11.4.2.
     “Information” has the meaning specified in Section 11.7.
     “Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period exceeds three
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months, the date that falls three months after the first day of such Interest Period shall also be an Interest Payment Date.
     “Interest Period” means (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or continued as a Eurocurrency Rate Loan, as applicable, and ending on the date 7 or 14 days or one, two, three or six months thereafter, as selected by Borrower in the applicable Loan Notice (or any such other period as may be agreed to by Borrower and each Lender), and (b) as to any Substitute Rate Loan, a period agreed upon by the Borrower and the Administrative Agent (after consultation with the Lenders) or, in the absence of such agreement, a period of one month or such lesser period as the Administrative Agent deems customary in the relevant market for loans bearing interest based upon a rate similar to the Substitute Rate; provided that, in each case:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Judgment Currency” has the meaning specified in Section 11.17.
     “Laws” means, collectively, all international, foreign, national, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” means each Person listed on Schedule 2.1 as of the date hereof, and the successors and permitted assigns of any of the foregoing, other than any such Person that ceases to be a Party pursuant to a Transfer Certificate.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.
     “Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany
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indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).
     “Loan” has the meaning specified in Section 2.1.
     “Loan Documents” means this Agreement, each Parent Guaranty and the Fee Letter.
     “Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.2.1, which shall be substantially in the form of Exhibit A.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.2.
     “Material Adverse Effect” means any (a) material impairment of the ability of any Guarantor to perform any of its payment or other material obligations under the applicable Guaranty, (b) material and adverse change in the assets, operations or financial condition of any Guarantor and its Consolidated Subsidiaries, taken as a whole, or (c) material impairment of the ability of Borrower to perform any of its payment or other material obligations under this Agreement unless (i) a Guarantor has performed or discharged such obligation (if capable of being so performed or discharged) or (ii) each Guarantor has a legal obligation to perform and discharge such obligation and a Guarantor is satisfying such legal obligation accordingly.
     “Maturity Date” means October 21, 2011 or, if the Maturity Date is extended in accordance with the terms of Section 3.10, April 20, 2012.
     “Maximum Rate” has the meaning specified in Section 11.9.
     “Merger Agreement” means the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., ProLogis and certain Affiliates thereof, dated as of January 30, 2011.
     “Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by the Public Company and reasonably acceptable to Administrative Agent.
Senior Bridge Loan Agreement

     “Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to long-term senior, unsecured non-credit enhanced debt securities issued by ProLogis (or, after the Proposed Merger Transaction, the Primary Operating Company, so long as the Primary Operating Company (i) is a parent company of ProLogis and (ii) is a guarantor of the Obligations) as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any such debt has been issued at the time such rating was issued.
     “Net Proceeds” means:
     (a) with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received in cash) received by the Primary Operating Company or any subsidiary thereof pursuant to such Asset Sale, net of (i) the direct costs relating to such sale (including sales commissions and legal, accounting and investment banking fees), (ii) amounts reserved against any potential liability for any indemnity obligation or purchase price adjustment associated with such Asset Sale (but only so long as and to the extent that the seller is required to maintain such reserve), (iii) taxes paid or reasonably estimated by the Primary Operating Company to be payable by the Primary Operating Company or any affiliate thereof as a result of such Asset Sale (after taking into account any available related tax credits or deductions and any tax sharing arrangements) and (iv) amounts required to be applied to the repayment of any debt secured by a Lien on the asset subject to such Asset Sale; and
     (b) with respect to any sale or issuance of Indebtedness or any Equity Offering, the aggregate cash proceeds received pursuant to such sale, issuance or offering, net of the direct costs relating to such sale or issuance (including legal, accounting and investment banking fees).
     “New Agreement” has the meaning specified in Section 7.2.3.
     “New Lender” has the meaning specified in Section 11.6.1.
     “Non-Consenting Lender” means any Lender that, within the preceding 60 days failed to agree to an amendment, waiver, or consent that was (a) requested by Borrower and (b) approved by Lenders with aggregate Percentages of more than 60%.
     “Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.
     “Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under
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any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Obligor” means each of Borrower and each Guarantor, and “Obligor” means any one of the foregoing.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overnight Rate” means, for any day, the greater of (a) the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Administrative Agent in the applicable interbank market for such currency to major banks in such interbank market and (b) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
     “Parent Guaranty” means (a) a Guaranty substantially in the form of Exhibit B issued by ProLogis in favor of Administrative Agent for the benefit of the Credit Parties and (b) after consummation of the Proposed Merger Transaction, a Guaranty substantially in the form of Exhibit B (with appropriate adjustments to account for the identity of the obligor or obligors thereunder and any change to the Syndicated Agreement) issued by the Persons specified in clause (b) of the definition of “Guarantor.”
     “Participant” has the meaning specified in Section 11.6.10.
     “Participating Member State” means each state so described in any EMU Legislation.
     “Party” means a Person that is a party to this Agreement.
     “PEPR” means ProLogis European Properties, a Luxembourg fonds commun de placement.
     “Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) that (a) the sum of such Lender’s unused Commitment plus the
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principal amount of such Lender’s outstanding Loans is at such time of (b) the sum of the aggregate amount of all Commitments plus the amount of all outstanding Loans, in each case of all Lenders at such time.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” has the meaning specified in Section 7.1.
     “Primary Operating Company” means (i) prior to consummation of the Proposed Merger Transaction, ProLogis, and (ii) upon and after consummation of the Proposed Merger Transaction, the Affiliate of ProLogis that constitutes the top-tier operating company (which, if not ProLogis, shall be a person of which ProLogis is, directly or indirectly, a wholly owned Consolidated Subsidiary).
     “ProLogis” means ProLogis, a Maryland real estate investment trust.
     “Proposed Exchange Transaction” means the transaction or series of transactions pursuant to which the holders of various public notes of ProLogis will be offered the right to exchange such notes for notes of an equal principal amount issued by the Primary Operating Company concurrently with or after the Proposed Merger Transaction.
     “Proposed Merger Transaction” means, collectively, the series of transactions contemplated by the Merger Agreement.
     “Public Company” means (a) prior to consummation of the Proposed Merger Transaction, ProLogis, and (b) after consummation of the Proposed Merger Transaction, the public company resulting from the Proposed Merger Transaction.
     “Public Lender” has the meaning specified in Section 7.1.
     “Quotation Day” shall mean, with respect to any Eurocurrency Rate Loan and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Loan for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
     “Rating Agency” means each of Moody’s, S&P and Fitch.
     “Reference Bank” means the principal London office of J.P. Morgan Europe Limited or any successors thereto selected by Administrative Agent (in consultation with Borrower).
     “Register” has the meaning specified in Section 11.6.9.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
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     “Required Lenders” means, as of any date of determination, Lenders with aggregate Percentages greater than 50%; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, a representative director, the treasurer, an assistant treasurer or a manager of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by the Public Company and reasonably acceptable to Administrative Agent.
     “S&P Rating” means the most recently-announced rating from time to time of S&P assigned to long-term senior, unsecured non-credit enhanced debt securities issued by ProLogis (or, after the Proposed Merger Transaction, the Primary Operating Company, so long as the Primary Operating Company (i) is a parent company of ProLogis and (ii) is a guarantor of the Obligations) as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any such debt has been issued at the time such rating was issued.
     “Same Day Funds” means same day or other funds as may be determined by Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.
     “Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.
     “Specified Event of Default” means an Event of Default occurring pursuant to Section 9.1.1 (other than as a result of a failure to pay any obligation accelerated as the result of any Event of Default that is not a Specified Event of Default), Section 9.1.2 (as a result of a violation of the covenant set forth in Section 8.3) or Section 9.1.5.
     “Substitute Rate” means (a) the Applicable Margin, plus (b) (in the case of any Lender that has lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, plus (c) (i) to the extent requested by Administrative Agent or Borrower, a negotiated rate agreed to by Borrower, Administrative Agent and each Lender or (ii) to the extent that a negotiated rate is not requested or agreed to by the applicable Parties, the rate per annum determined by Administrative Agent to be the highest (rounded upwards to four decimal places) of the percentage rates per annum rates notified by the Reference Banks to Administrative Agent before the last day of the applicable Interest Period as the cost to each such Reference Bank of funding its Loans from whatever sources it may reasonably select during such Interest Period.
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     “Substitute Rate Loan” means a Loan that bears interest at a rate based on the Substitute Rate.
     “Syndicated Agreement” means the Global Agreement; provided that if the Global Agreement is terminated or refinanced, “Syndicated Agreement” shall mean at any time thereafter the largest syndicated revolving credit facility (determined by reference to the amount of credit available thereunder) of the Primary Operating Company or any of its Affiliates; and provided, further, that if the Global Agreement has terminated and neither the Primary Operating Company nor any of its Affiliates has a syndicated revolving credit facility with commitments of US$1,000,000,000 or more, then “Syndicated Agreement” shall mean the most recent Syndicated Agreement as in effect immediately prior to the termination thereof.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Tender Offer” means the offer by PLD International LLC pursuant to the Tender Offer Documents to purchase all of the outstanding ordinary and preferred Units that are not at such time owned by PLD International LLC and its Affiliates.
     “Tender Offer Documents” means the Tender Offer Document for a Public Take-over Bid in respect of all Ordinary Units and Preferred Units held by the public in ProLogis European Properties by PLD International LLC dated on or about April 21, 2011.
     “Total Outstandings” means, on any date, the principal amount of all outstanding Loans on such date.
     “Transfer Certificate” means a transfer certificate entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6.2), and accepted by Administrative Agent, in substantially the form of Exhibit C or any other form approved by Administrative Agent.
     “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
     “United States” and “U.S.” mean the United States of America.
     “Units” means the units issued from time to time by PEPR and “Unit” means any one of the Units.
     “US$” means lawful currency of the United States of America. References to US$ include the equivalent amount in any other currency.
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     1.2 Other Interpretive Provisions. Unless the context otherwise requires,(i) the definitions of terms shall apply equally to the singular and plural forms of the terms defined; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iv) the word “will” shall be construed to have the same meaning as the word “shall”; (v) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (vi) any reference to any Person shall be construed to include such Person’s successors and assigns; (vii) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections hereof, and Exhibits and Schedules hereto; (viii) any reference to any law or regulation shall include all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law from time to time; (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and (x) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
     1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, except as otherwise specifically prescribed herein.
     1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to London time.
ARTICLE II.
COMMITMENTS AND LOANS
     2.1 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more loans (each such loan, a “Loan”) to Borrower in Euro, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment; provided that (i) the aggregate principal amount of Loans made hereunder shall not exceed the Aggregate Commitments and (ii) the aggregate principal amount of all Loans made by any Lender hereunder shall not exceed such Lender’s Commitment. Amounts borrowed under this Section 2.1 that are repaid or prepaid may not be reborrowed. Loans may be Eurocurrency Rate Loans or, solely upon the occurrence of an event described in Section 4.2 or 4.3, Substitute Rate Loans, as further provided herein.
     2.2 Borrowings and Continuations of Loans.
          2.2.1 Procedures for Borrowings and Continuations. Each Borrowing and each continuation of Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which shall be given by a written Loan Notice appropriately completed and signed by a Responsible Officer. Each such notice must be received by Administrative Agent (i) in the case
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of a Borrowing of Loans, not later than 11:00 a.m. on the requested date of such Borrowing or (ii) in the case of a continuation of Loans, not later than 11:00 a.m. on the date that is three Business Days prior to the last day of the current Interest Period with respect to the applicable Borrowing. Each Borrowing or continuation of Loans shall be in a principal amount permitted by Section 3.1. Each Loan Notice shall specify (a) whether Borrower is requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (b) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (c) the principal amount of Loans to be borrowed or continued and (d) the duration of the Interest Period with respect thereto. If (a) Borrower requests a Borrowing or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period or (b) Borrower fails to give a timely notice requesting a continuation, then Borrower shall be deemed to have requested that the applicable Loans be made or continued as Eurocurrency Rate Loans with an Interest Period of one month (or if the Maturity Date is to occur within less than one month, the longest Interest Period permitted hereunder that will end on or before the Maturity Date).
          2.2.2 Funding of Loans. Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Percentage of the Loans, and if no timely notice of a continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic continuation of Loans, in each case as described in Section 2.2.1. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in Same Day Funds not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article V, Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (a) crediting the account of Borrower on the books of Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.
          2.2.3 Certain Continuations. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, Required Lenders may, at their option, by notice to Borrower through Administrative Agent (which notice may be revoked at the option of Required Lenders notwithstanding any provision of Section 11.1) declare that no Loans may be requested or continued as Eurocurrency Rate Loans, other than as Eurocurrency Rate Loans with an Interest Period of not longer than one month.
          2.2.4 Notice of Rates. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans and Substitute Rate Loans upon determination of such interest rate.
          2.2.5 Number of Interest Periods. After giving effect to all Borrowings and all continuations of Loans, there shall not be more than six Interest Periods in effect.
     2.3 Prepayments.
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          2.3.1 Voluntary Prepayments of Loans. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (but subject to the provisions of Section 4.5); provided that (a) such notice must be received by Administrative Agent, not later than 11:00 a.m. on the date of prepayment of Loans or; and (b) any prepayment of Loans pursuant to this Section 2.3.1 shall be in a principal amount permitted by Section 3.1 or the entire principal amount thereof then outstanding.
          2.3.2 Mandatory Prepayment of Loans.
          (a) Within five Business Days after the completion of any Asset Sale, Borrower shall make a mandatory prepayment of the Loans in an amount (rounded down, if necessary, to an integral multiple of €100,000) equal to the excess, if any, of (i) the aggregate amount of the Net Proceeds of all Asset Sales (including such Asset Sale) occurring on or after the date of this Agreement over (ii) the total of (A) all mandatory prepayments previously made with the Net Proceeds of Asset Sales, (B) US$150,000,000 and (C) any reduction of the Aggregate Commitments pursuant to Section 3.2 resulting from prior Asset Sales.
          (b) Concurrently with the receipt by the Public Company or any of its subsidiaries of the proceeds of the sale or issuance of any Indebtedness (other than Excluded Debt) or any Equity Offering, Borrower shall make a mandatory prepayment of the Loans in an amount (rounded down, if necessary, to an integral multiple of €100,000) equal to the Net Proceeds of such sale, issuance or offering.
          (c) Borrower shall provide written notice to Administrative Agent of any mandatory prepayment of Loans not later than 11:00 a.m. one Business Day prior to the date of such prepayment.
          2.3.3 Prepayments of Loans Generally. Each such notice of prepayment pursuant to Section 2.3.1 or 2.3.2 shall specify the date and amount of such prepayment and the Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s ratable portion of such prepayment. If any such notice is given by Borrower, then Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Loans pursuant to Section 2.3.1 or 2.3.2 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 4.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentages.
ARTICLE III.
GENERAL LOAN PROVISIONS
     3.1 Minimum Amounts for Borrowings, Continuations or Prepayments. Any Borrowing, continuation or prepayment of Loans (other than any mandatory prepayment
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pursuant to Section 2.3.2) shall be in a principal amount of €500,000 or a higher integral multiple of €100,000.
     3.2 Termination or Reduction of Commitments.
          3.2.1 Expiration of Commitments. Any unused portion of the Commitments shall expire on the last day of the Availability Period.
          3.2.2 Mandatory Reductions Resulting from Drawings. Concurrently with the making of any Loans, the Aggregate Commitments shall automatically reduce by the aggregate principal amount of such Loans.
          3.2.3 Mandatory Reductions Upon Certain Events. If at any time (including immediately after giving effect to any prepayment pursuant to Section 2.3.2) that there are no loans outstanding and there are unused Commitments, the Borrower would be required to make a prepayment of Loans pursuant to Section 2.3.2 if Loans were outstanding, the Aggregate Commitments shall be reduced by an amount equal to the amount that would otherwise be required to be applied to prepay Loans pursuant to Section 2.3.2.
          3.2.4 Voluntary Termination or Reduction. Borrower may, upon notice to Administrative Agent (which shall promptly notify each Lender), terminate, or from time to time permanently reduce, the Aggregate Commitments; provided that:
     (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. on the date of termination or reduction; and
     (ii) any partial reduction shall be in an aggregate amount of €5,000,000 or a higher integral multiple of €1,000,000 (or, if less, the unused amount of the Aggregate Commitments).
Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Percentage.
     3.3 Repayment of Loans. The aggregate principal amount of all outstanding Loans shall be repaid in full on the Maturity Date.
     3.4 Interest.
          3.4.1 Interest Rates. Subject to the provisions of Sections 3.4.2 and 11.9, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period therefor at a rate per annum equal to the Eurocurrency Rate (or, in the case of any Substitute Rate Loan, the Substitute Rate) for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender that is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.
          3.4.2 Rates upon Default. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at
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stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          3.4.3 Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     3.5 Fees.
          3.5.1 Upfront Fees Borrower shall pay upfront fees to Administrative Agent for the account of each Lender in accordance with its Percentage as follows: (a) Administrative Agent acknowledges that it has received from or on behalf of Borrower the initial installment of the upfront fees, which was equal to 0.25% of the initial amount of the Aggregate Commitments; and (ii) Borrower shall pay a second installment of the upfront fees, which shall be in an amount equal to 0.25% of the aggregate principal amount of all Loans made hereunder, on the last day of the Availability Period; provided that if all Commitments have been terminated, and all Loans have been repaid in full, (x) on or prior to June 30, 2011, each Lender will refund to the Borrower 50% of the installment of the upfront fee paid to such Lender pursuant to clause (ii) of this Section 3.5.1 and (y) after June 30, 2011, but on or prior to July 31, 2011, each Lender will refund to the Borrower 33.33% of the installment of the upfront fee paid to such Lender pursuant to clause (ii) of this Section 3.5.1. The amount of any refund due pursuant to the immediately preceding sentence shall be paid by the Lenders to the Administrative Agent, for the account of the Borrower, not later than one Business Day after the date on which the Commitments have been terminated and all Loans have been repaid in full. In the event that any Lender fails to pay to the Administrative Agent the amount of any refund in accordance with the immediately preceding sentence, the Administrative Agent shall be permitted to set off, for the account of the Borrower, from any amounts owing to such Lender an amount equal to the amount of such refund payable by such Lender until the amount of such refund payable by such Lender has been paid in full.
          3.5.2 Facility Fee. Borrower shall pay to Administrative Agent, for the account of each Lender in accordance with its Percentage, a facility fee in Euro computed for each day at the Facility Fee Rate on the sum of (i) the Total Outstandings as of such date and (ii) the unused amount of the Aggregate Commitments as of such date. Such fee shall accrue from the Closing Date until the date, following the termination of the Availability Period, on which the Loans shall have been paid in full. Such fee shall be due and payable in arrears on the last Business Day of each calendar quarter and on the date on which all Commitments have expired or terminated and all Loans have been paid in full. Notwithstanding the foregoing or any other provision of this Agreement, Borrower shall not be required to pay a facility fee to any Lender for any day on which such Lender is a Defaulting Lender.
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          3.5.3 Arranger and Administration Agent Fees. Borrower shall pay to Arranger and Administrative Agent, for their own respective accounts, fees in the amounts and at the times separately agreed upon between the Borrower, Arranger and Administrative Agent.
     3.6 Computation of Interest and Fees.
          3.6.1 All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.8, bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
     3.7 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
     3.8 Payments Generally; Administrative Agent’s Clawback.
          3.8.1 All Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
          3.8.2 Payments Generally. Except as otherwise expressly provided herein or in the Fee Letter, all payments by Borrower (other than payments under Section 11.4, which shall be made in the currency in which such expenses are documented) shall be made to Administrative Agent in Euro and in Same Day Funds, for the account of Persons to which such payment is owed, not later than 12:00 noon on the date due at such account as was most recently specified by Administrative Agent to Borrower; provided that payments under Article IV and Section 11.4 shall be made to the relevant Person at the account that such Person shall specify in any relevant notice.
          3.8.3 Distribution of Payments. With respect to payments and fees as set forth herein to be paid to Administrative Agent, Administrative Agent will promptly distribute to each applicable Lender its Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by Borrower shall become due
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on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          3.8.4 Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with the requirements of this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in the same currency and in Same Day Funds with interest thereon, for each day from the date such amount is made available to Borrower to the date of payment to Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Overnight Rate and (b) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower pursuant to this Section shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
          3.8.5 Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Overnight Rate. A notice by Administrative Agent to any Lender with respect to any amount owing under this Section 3.8.5 shall be conclusive, absent demonstrable error.
          3.8.6 Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender to Borrower as provided in this Agreement, and such funds are not made available to Borrower by Administrative Agent because the conditions to such Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, plus interest thereon from the date funds were made available to Administrative Agent by such Lender to the date such amount is returned by Administrative Agent to such Lender, at a rate per annum equal to the Overnight Rate.
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          3.8.7 Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 11.4.3 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.4.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to make any payment under Section 11.4.3.
          3.8.8 Funding Source. Subject to Section 4.6.1, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     3.9 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest greater than its pro rata share as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to ProLogis, Borrower or any of their respective Affiliates (as to which the provisions of this Section shall apply).
     Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
     3.10 Extension of Maturity Date.
          3.10.1 Request for Extension. Not earlier than 30 days prior to, nor later than ten days prior to, the Maturity Date, Borrower may, upon written notice to Administrative Agent (which shall promptly notify the Lenders) and satisfaction of the conditions precedent set forth in Section 3.10.2, extend the Maturity Date to April 20, 2012.
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          3.10.2 Extension Procedures. The extension of the Maturity Date contemplated by Section 3.10.1 shall become effective on the date (the “Extension Effective Date”) on which the following conditions precedent have been satisfied: (i) Administrative Agent shall have received the written notice referred to in Section 3.10.1 and (ii) Borrower shall have paid to Administrative Agent, for the benefit of each Lender in accordance with its Percentage, an extension fee in an amount equal to 0.375% times the sum of (x) the Total Outstandings as of such date and (y) the Aggregate Commitments as of such date; provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied, the Extension Effective Date shall be the first date thereafter, if any, on or before October 21, 2011 on which no Event of Default is continuing. Upon the satisfaction of the conditions precedent set forth in this Section 3.10.2 and the occurrence of the Extension Effective Date, Administrative Agent shall promptly confirm to Borrower and the Lenders such extension and the Extension Effective Date.
ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1 Taxes.
          4.1.1 Payments Free of Taxes. All payments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if such Obligor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (b) such Obligor shall make such deductions, and (c) such Obligor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          4.1.2 Payment of Other Taxes by Borrower. Without limiting the provisions of Section 4.1.1, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          4.1.3 Indemnification by Borrower. The Obligors shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Credit Party on or with respect to any payment made to such Credit Party by or on account of any Obligor hereunder or under any other Loan Document, and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent demonstrable error.
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          4.1.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
          4.1.5 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes or is otherwise subject to tax, or any treaty to which any such jurisdiction is a party or which otherwise benefits such Lender, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent in writing, shall deliver such other documentation (including Internal Revenue Service Form W-9) prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding or information reporting requirements.
     Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States, engaged in the conduct of a trade or business in the United States, a disregarded entity (as defined in Treasury Regulation section 301.7701-3 of the Code) owned by a resident of the United States, a qualified REIT subsidiary (as defined in Section 856(i) of the Code) or otherwise subject to tax in the United States, any Non-U.S. Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:
          (a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (b) duly completed copies of Internal Revenue Service Form W-8ECI,
          (c) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (ii) duly completed copies of Internal Revenue Service Form W-8BEN,
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          (d) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (e) of this Section 4.1.5 (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners, or
          (e) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.
          Each Lender shall promptly (1) notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption from or reduction of Taxes or Other Taxes, and (2) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that Borrower make any deduction or withholding for Taxes from amounts payable to such Lender. Additionally, Borrower shall promptly deliver to the applicable Credit Party, as such Credit Party shall reasonably request, on or prior to the Funding Date (or, if later, the date such Lender becomes a party to this Agreement), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by Borrower, as are required to be furnished by such Credit Party under such Laws in connection with any payment by such Credit Party of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
          4.1.6 Exemption Representation.
          (a) Each Lender represents and warrants (such Lender’s “Exemption Representation”) to Borrower that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Closing Date, as of the date such Person becomes a Party, except as specified in writing to Administrative Agent and Borrower prior to the date of the applicable Exemption Representation, it is entitled to receive payments from Borrower without any reduction or withholding in respect of any Indemnified Taxes or Other Taxes and without any amount being required to be paid by any Obligor pursuant to Section 4.1.3.
          (b) Notwithstanding any other provision of this Agreement, no Obligor shall be obligated to pay any amount under this Section 4.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (x) such Lender’s Exemption Representation had been accurate or (y) such Lender had complied with its obligations under Section 4.1.5.
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          4.1.7 Treatment of Certain Refunds. If any Party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 or with respect to which it has received additional amounts pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 4.1.7 shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such indemnifying party or any other Person.
          4.1.8 FATCA. If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1.8, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          4.1.9 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Obligors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.1.9 shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
     4.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in any currency, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable currency in the applicable interbank market, then, on notice
Senior Bridge Loan Agreement

thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay the Eurocurrency Rate Loans of such Lender or convert such Loans to Substitute Rate Loans either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
     4.3 Market Disruptions. If (a) Required Lenders determine in good faith that for any reason in connection with any request for Eurocurrency Rate Loans or a continuation thereof that (i) deposits in Euro are not being offered to banks in the applicable interbank market for the amount and Interest Period for such Loans, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for the requested Interest Period for such Loans or (iii) the Eurocurrency Rate for any requested Interest Period for such Loans does not adequately and fairly reflect the cost to such Lenders of funding such Loans for such Interest Period, or (b) the Eurocurrency Rate is to be determined by reference to Reference Banks at or about 11:00 a.m. Brussels time on the determination date for the Interest Period applicable to a Borrowing or continuation, and none of the Reference Banks supplies a rate for the purpose of determining the Eurocurrency Rate for such Borrowing or continuation, then, in any such event Administrative Agent will promptly so notify Borrower and each Lender of such event. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until Administrative Agent (upon instruction by Required Lenders) revokes such notice, and any outstanding Eurocurrency Rate Loans shall, prior to such revocation, bear interest at the Substitute Rate. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing or continuation or, failing that, will be deemed to have converted such request into a request for a Borrowing of Substitute Rate Loans.
     4.4 Increased Costs Generally.
          4.4.1 Increased Costs. If any Change in Law shall:
          (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party (except (i) any reserve requirement contemplated by Section 4.4.4 and (ii) any amount included in the Mandatory Cost, other than as set forth below);
          (b) subject any Credit Party to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Credit Party in respect thereof (except for (i) Taxes imposed on or with respect to any payment made by any Obligor under any Loan Document, (ii) Other Taxes covered by Section 4.1 and (iii) the imposition of, or any change in the rate of, any Excluded Tax);
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          (c) result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Credit Party of complying with the requirements of the Bank of England, the Financial Services Authority, and the European Central Bank, as applicable, in relation to its making, funding or maintaining Loans; or
          (d) impose on any Credit Party or any applicable interbank market any other condition, cost or expense affecting this Agreement or any Loans made by such Credit Party;
and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Loan (or of maintaining its obligation to make any Loan), or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount), then, upon request of such Credit Party, Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.
          4.4.2 Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any Lending Office of such Credit Party or such Credit Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Credit Party or the Loans made by such Credit Party, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Credit Party, such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.
          4.4.3 Certificates for Reimbursement. Any Credit Party requesting compensation pursuant to this Section 4.4 shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the basis for such request and a calculation of the amount necessary to compensate such Credit Party or its holding company, as the case may be, as specified in Section 4.4.1 or 4.4.2 above, and any such certificate shall be conclusive absent demonstrable error. Borrower shall pay such Credit Party the amount shown as due on any such certificate within 15 days after receipt thereof.
          4.4.4 Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan of such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), such additional interest to be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to Administrative Agent) of the amount of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the
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relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days after receipt of such notice.
          4.4.5 Limitations on Lender Claims. Notwithstanding the foregoing provisions of this Section 4.4, no Lender shall be entitled to compensation for any cost, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).
     4.5 Compensation for Losses. Borrower agrees that it will, from time to time, indemnify each Lender for and hold each Lender harmless from any actual and documented loss, cost or expense incurred by such Lender as a result of:
          (a) any continuation, payment or prepayment of any Loan of such Lender to Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
          (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Loan of (or to be made by) such Lender to Borrower on the date or in the amount notified by Borrower; or
          (c) any assignment of a Eurocurrency Rate Loan of such Lender to an assignee on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.12;
including any actual and documented loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits).
     For purposes of calculating amounts payable by Borrower to a Lender under this Section 4.5, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     Any Lender requesting compensation pursuant to this Section 4.5 shall deliver to Borrower (with copies to Borrower and Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. Borrower shall pay the applicable Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
     4.6 Mitigation Obligations; Replacement of Lenders.
          4.6.1 Designation of a Different Lending Office. If any Credit Party requests compensation under Section 4.4, or Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to
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Section 4.1, or if any Credit Party gives a notice pursuant to Section 4.2, then such Credit Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Credit Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, and (b) in each case, would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Credit Party. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Credit Party in connection with any such designation or assignment.
          4.6.2 Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to Section 4.1, 4.4, or 4.5 shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that Borrower shall not be required to compensate a Credit Party pursuant to any such Section for any Indemnified Taxes, Other Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six months prior to the date that such Credit Party notified Borrower of the Change in Law or other event giving rise to such Compensation Amount and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
          4.6.3 Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, Borrower may replace such Lender in accordance with Section 11.12.
     4.7 Survival. All obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all Obligations hereunder.
ARTICLE V.
CONDITIONS PRECEDENT
     5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
          5.1.1 Documents. Administrative Agent’s receipt (which may be by facsimile or electronic mail, followed promptly by originals), of the following, each properly executed by a Responsible Officer of each relevant Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date on or before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent and each Lender:
          (a) executed counterparts of this Agreement and the Parent Guaranty;
          (b) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower and ProLogis as
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Administrative Agent may reasonably require evidencing the authorization by the applicable Person of the transactions contemplated hereby and the identity, authority and capacity of the Responsible Officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party;
          (c) such documents and certifications as Administrative Agent may reasonably require to evidence that each of Borrower and ProLogis is duly organized or formed in the jurisdiction of its organization or formation and in good standing under the Laws of its jurisdiction of organization or formation;
          (d) an opinion of Mayer Brown LLP, addressed to Administrative Agent and each Lender, as to such matters concerning Borrower, ProLogis and the Loan Documents as Administrative Agent may reasonably request;
          (e) a certificate of a Responsible Officer of each of Borrower and ProLogis either (a) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person, and the validity against such Person, of the Loan Documents to which it is a party, and that such consents, licenses and approvals are in full force and effect, or (b) stating that no such consents, licenses or approvals are so required;
          (f) a certificate of an officer of ProLogis certifying (i) the Moody’s Rating, S&P Rating and Fitch Rating as of the date thereof, (ii) that the obligations of ProLogis under the Parent Guaranty have been designated as Designated Senior Debt (as such term is defined in the Global Agreement), and attaching a copy of the Notice of Designated Senior Debt (as defined in the Security Agency Agreement referred to in the Global Agreement) and (iii) that the execution, delivery and performance by each of Borrower and ProLogis of each Loan Document to which it is a party do not and will not conflict with, and no event of default has occurred and is continuing pursuant to, the terms of the Merger Agreement, the Global Agreement or any other material agreement of ProLogis or any of its subsidiaries;
          (g) such documentation and other evidence as is reasonably requested by Administrative Agent (for itself or on behalf of any Lender) or any Lender for Administrative Agent or such Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws; and
          (h) such other assurances, certificates, documents, opinions or consents as Administrative Agent may reasonably require.
     5.1.2 Fees. Any fees required to be paid on or before the Closing Date shall have been paid.
     5.1.3 Expenses. Unless waived by Administrative Agent, Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date.
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          5.1.4 Tender Offer Documentation. The Administrative Agent shall be reasonably satisfied with the terms of the Tender Offer and the Tender Offer Documentation (it being understood and agreed that the Administrative Agent is satisfied with the terms of the Tender Offer and the Tender Offer Documentation reflected in the draft Tender Offer Documentation distributed to the Administrative Agent on April 21, 2011).
     Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     5.2 Conditions to all Loans. The obligation of each Lender to make any Loan (including its initial Loan) is subject to the following conditions precedent:
          5.2.1 Specified Representations and Warranties. The representations and warranties of (i) Borrower set forth in Sections 6.1 though 6.6 of this Agreement and (ii) ProLogis set forth in Sections 3.1 through 3.6 of the Parent Guaranty shall, in each case, be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, shall, in each case, be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, shall, in each case, be true and correct in all respects) as of such earlier date.
          5.2.2 Specified Events of Default. No Specified Event of Default shall have occurred or would result from such Loan or the application of the proceeds thereof.
          5.2.3 Loan Notice. Administrative Agent shall have received a Loan Notice requesting the making of Loans in accordance with the requirements hereof.
          5.2.4 Fees and Expenses. Administrative Agent shall have received all unpaid fees and expenses owing by the Borrower hereunder and under the other Loan Documents that have been invoiced prior to the date of the Borrowing to be effected under the applicable Loan Notice.
          5.2.5 Conditions to Tender Offer. The conditions to Borrower’s purchase of the Units, as set forth in the Tender Offer Documents, shall have been satisfied.
     Each Loan Notice submitted by Borrower requesting the making of Loans shall be deemed to be a representation and warranty that the conditions specified in Sections 5.2.1, 5.2.2 and 5.2.5 are satisfied on and as of the date of the applicable Loans.
     In addition (and not as a condition to the funding of any Borrowing), each Loan Notice submitted by Borrower requesting the making of a Loan shall be deemed to be a representation
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and warranty by Borrower and each Guarantor that all representations and warranties of Borrower and each Guarantor set forth herein and in the other Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, are true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, are true and correct in all respects) as of such earlier date.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to the Credit Parties that:
     6.1 Existence, Qualification and Power. Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) and (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.2 Authorization; No Contravention. The execution, delivery and performance by Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, (i) any Contractual Obligation to which it is a party or affecting it or its properties, (ii) the Merger Agreement or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law.
     6.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document (excluding consents that have been obtained and are in full force and effect).
     6.4 Binding Effect. This Agreement has been, and each other Loan Document to which Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document to which Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.
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     6.5 Margin Regulations. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Bank), or extending credit for the purpose of purchasing or carrying margin stock. Borrower has not and will not use the proceeds of any Loans for any purpose that entails a violation of any of Regulation T, U or X issued by the Federal Reserve Bank.
     6.6 Investment Company Act. Borrower is not, and is not required to be registered as, an “investment company” under the Investment Company Act of 1940.
     6.7 Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of Borrower’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     6.8 No Default. Borrower is not in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     6.9 Compliance with Laws. Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     6.10 Solvency. Borrower is, and after giving effect to all Obligations hereunder will be, Solvent.
ARTICLE VII.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:
     7.1 Information. Borrower shall deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:
     (a) promptly after filing and to the extent that the same is not publicly available, copies of all material reports or filings filed by or on behalf of Borrower with any Governmental Authority; and
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     (b) promptly, such additional information regarding the financial position or business of Borrower, or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request in writing, to the extent that the same is not publicly available; provided that, unless a Default has occurred and is continuing, Borrower shall not be obligated to deliver any such additional information unless it produces or compiles such information in the ordinary course of business.
     Documents required to be delivered pursuant to Section 7.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third-party website or a website sponsored by Administrative Agent); provided that: Borrower shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Borrower hereby acknowledges that (a) Administrative Agent and/or the Arranger will make available to each Lender materials and/or information provided by or on behalf of Borrower and various affiliates thereof hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower and its affiliates or their respective securities) (each, a “Public Lender”). Borrower hereby agrees that: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized each Credit Party to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of applicable Laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall have no obligation to mark any Borrower Materials “PUBLIC.”
     7.2 Notices.
          7.2.1 Notice of Certain Events. Borrower shall promptly notify Administrative Agent of (a) the occurrence of any Default; and (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent they meet
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the foregoing standard): (i) a breach or non-performance of, or any default under, a Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower.
          7.2.2 Notice of Ratings Changes. Promptly, and in any event within five Business Days, after receipt by Borrower of notice thereof, notify Administrative Agent of any change in the Moody’s Rating, the S&P Rating or the Fitch Rating.
          7.2.3 Notice of New Syndicated Agreement. Promptly upon any agreement (the “New Agreement”) becoming the “Syndicated Agreement” hereunder, Borrower shall deliver to Administrative Agent a list of the provisions of the New Agreement that correspond to the provisions of the prior Syndicated Agreement that have been incorporated by reference into a Parent Guaranty.
          7.2.4 Notices Generally. Each notice pursuant to Sections 7.2.1 and 7.2.2 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.2.1(a) shall describe with particularity all provisions of this Agreement and any other Loan Document that have been breached. Administrative Agent shall promptly notify the Lenders of any notice received under this Section 7.2.
     7.3 Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all of its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor or (b) the failure to pay and discharge such Liabilities would not reasonably be expected to result in a Material Adverse Effect.
     7.4 Preservation of Existence, Etc. Borrower shall: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.1; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
     7.5 Compliance with Laws. Borrower shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
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     7.6 Use of Proceeds. Borrower shall use the proceeds of the Loans solely for (i) facilitating the acquisition of Units by PLD International LLC and (ii) paying the costs and expenses incurred in connection therewith.
ARTICLE VIII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:
     8.1 Fundamental Changes.
          8.1.1 Mergers; Consolidations; Disposal of Assets; Etc. Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person, except that Borrower may merge or consolidate with any subsidiary of the Primary Operating Company so long as (a) no Default exists or would result therefrom; and (b) either (i) Borrower is the continuing or surviving Person or (ii) the surviving Person, which shall be a Person organized under the laws of the United States, any State thereof or the District of Columbia and a wholly owned subsidiary of the Public Company, assumes Borrower’s obligations hereunder, and each Guarantor confirms the effectiveness of its Parent Guaranty, in each case pursuant to documentation reasonably satisfactory to Administrative Agent and subject to completion by the Administrative Agent and the Lenders of “know your customer” checks with respect to such Person.
          8.1.2 Restriction on Amendments. Borrower shall not amend or modify any provision of its Organization Documents in a manner that would reasonably be expected to adversely affect the Credit Parties in any material respect.
     8.2 Change in Nature of Business. Borrower shall not engage in any material line of business substantially different from those lines of business conducted by Borrower on the date hereof or any business substantially related or incidental thereto.
     8.3 Amendment to Tender Offer Documents. Borrower shall not amend, or cause or permit the amendment of, any Tender Offer Document in a manner that would reasonably be expected to adversely affect the Credit Parties in any material respect.
ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
     9.1 Events of Default. Any of the following shall constitute an “Event of Default”:
          9.1.1 Non-Payment. Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan, (b) within three Business Days after the same becomes due, any interest on any Loan or any fee payable hereunder or (c) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
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          9.1.2 Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.4 (solely with respect to the Borrower’s existence), Section 7.6 or Article VIII;
          9.1.3 Other Defaults. Borrower fails to perform or observe any other covenant or agreement (not specified in Section 9.1.1or 9.1.2) contained herein and such failure continues for 30 days after the first to occur of (a) a Responsible Officer of Borrower obtaining knowledge of such failure or (b) Borrower’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30 day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as Borrower commences such cure within such 30 day period and diligently prosecutes same until completion.
          9.1.4 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.
          9.1.5 Insolvency Proceedings, Etc. Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
          9.1.6 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Obligor contests in any manner the validity or enforceability of any provision of any Loan Document; or any Obligor denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate, repudiate, or rescind any provision of any Loan Document.
          9.1.7 Guarantor. Any Person that is identified as a “Guarantor” as defined in the definition thereof shall fail to issue a Parent Guaranty on a timely basis.
          9.1.8 Change of Control. A Change of Control occurs.
          9.1.9 Guarantor Defaults. Any Guarantor shall (i) fail to comply with any covenant set forth in Section 12.5, 12.10, 13.2, 13.5 or 13.10 of the Global Agreement (or, if applicable, the corresponding provisions of any subsequent Syndicated Agreement) as incorporated into a Parent Guaranty by reference; (ii) fail to comply with any other covenant of
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the Syndicated Agreement that is incorporated into a Parent Guaranty by reference and such failure, if capable of remedy, is not remedied within 30 days after the earlier of (a) the Guarantors obtaining knowledge thereof and (b) Administrative Agent giving notice thereof to the Guarantors.
          9.1.10 Events of Default under Syndicated Agreement. Any “Event of Default” under and as defined in the Global Agreement (or, if applicable, a corresponding event under any subsequent Syndicated Agreement) shall occur and be continuing (or, if no Syndicated Agreement is currently in effect, any event that would have been an “Event of Default” as defined in the Syndicated Agreement most recently in effect shall occur and be continuing).
     9.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:
     (a) if such Event of Default is a Specified Event of Default, declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
     (c) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.
     9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article IV) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time
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charges for attorneys who may be employees of any Lender) and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all outstanding Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
provided that, so long as no Event of Default exists under Section 9.1.1, no amount shall be applied in a manner that results in an Event of Default under Section 9.1.1 if such payment could be applied in a manner that would not result in such an Event of Default.
ARTICLE X.
ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each Lender hereby irrevocably appoints J.P. Morgan Europe Limited to act on its behalf as Administrative Agent under the Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders, and Borrower shall not have any rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. Any Person serving as Administrative Agent hereunder or under the Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include each Person serving as Administrative Agent hereunder or under the Loan Documents in its individual capacity, and each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower and its Affiliates as if such Person were not Administrative Agent hereunder or under the Loan Documents and without any duty to account therefor to Lenders.
     10.3 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent shall not:
     (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
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     (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number, percentage or group of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates.
     Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number, percentage or group of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.1) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower or a Lender.
     Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties and representations), (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
     10.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any Guarantor), independent
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accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in England, or an Affiliate of a bank with an office in England. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after retiring Administrative Agent gives notice of its resignation, then retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as (but without duplication of) those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it
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has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as Arranger and as a Lender hereunder.
     10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable and documented compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 3.5 and 11.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due to Administrative Agent under Sections 3.5 and 11.4.
     Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XI.
MISCELLANEOUS
     11.1 Amendments, Etc. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no
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consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Required Lenders and Borrower, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 9.2) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby and/or Administrative Agent, if Administrative Agent would be directly affected thereby; provided that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;
     (d) change Section 3.9 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;
     (e) change any provision of this Section 11.1, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the aggregate Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (f) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender; or
     (g) authorize Administrative Agent to release any Guarantor from a Parent Guaranty or any of its obligations thereunder without the written consent of each Lender;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding anything set forth herein to the contrary, in the event the representations and warranties, covenants and/or events of default (including, in each case, any related definitions) in
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the Syndicated Agreement are in any manner revised after the Closing Date (including in connection with a refinancing of the Syndicated Agreement), the representations and warranties set forth in Article VI, the affirmative covenants set forth in Article VII, the negative covenants set forth in Article VIII and/or the events of default set forth in Article IX (and, in each case, the related definitions), as applicable, set forth herein shall automatically be amended to conform with the corresponding terms of the Syndicated Agreement; provided that no amendment made pursuant to this paragraph that would result in the Lenders being treated differently than the lenders under the Syndicated Agreement shall be made pursuant to this paragraph without the prior written consent of the Required Lenders.
     11.2 Notices; Effectiveness; Electronic Communication.
          11.2.1 Notices Generally. Except as provided in Section 11.2.2 below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
     (a) if to Borrower or Administrative Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 11.2; and
     (b) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.2.2, shall be effective as provided in such Section 11.2.2.
          11.2.2 Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or
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intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
          11.2.3 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          11.2.4 Change of Address, Etc. Borrower and Administrative Agent may change its address, facsimile number and/or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number and/or electronic mail address for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Notwithstanding the foregoing, Administrative Agent shall not change the location of its payment or funding office if such change would result in increased costs to Borrower, unless required by applicable Laws.
          11.2.5 Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notice purportedly given by or on behalf of Borrower even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, liabilities and reasonable and documented costs and expenses resulting from the reliance by such Person on any notice purportedly given by or on behalf of Borrower. All telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
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     11.3 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
     11.4 Expenses; Indemnity; Damage Waiver.
          11.4.1 Costs and Expenses. Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent) in connection with (i) the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (ii) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that Borrower shall have no liability under clause (i) for any fees, charges, or disbursements of any counsel other than Cravath, Swaine & Moore LLP and one local counsel in each relevant jurisdiction (including Luxembourg and the Netherlands), and any other counsel selected by Administrative Agent and approved by Borrower (such approval not to be unreasonably withheld or delayed); and (b) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans hereunder, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder.
          11.4.2 Indemnification by Borrower. Borrower shall indemnify Administrative Agent, Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any of its Affiliates arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Public Company,
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Borrower or any of their respective Consolidated Subsidiaries, or any Environmental Liability related in any way to the Public Company, Borrower or any of their respective Consolidated Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          11.4.3 Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 11.4.1 or 11.4.2 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Section 11.4.3 are subject to the provisions of Section 3.9.
          11.4.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          11.4.5 Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.
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          11.4.6 Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     11.5 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b)of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.6 Changes to Lenders.
          11.6.1 Assignments and Transfers by Lenders. Subject to this Section 11.6, a Lender (the “Existing Lender”) may:
     (a) assign any of its rights, or
     (b) transfer by novation any of its rights and obligations, to an Eligible Assignee (the “New Lender”).
          11.6.2 Conditions of Assignment or Transfer.
     (a) Except in the case of an assignment of the entire remaining amount of the Existing Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Existing Lender subject to each such assignment, determined as of the effective date of the assignment, shall not be less than €5,000,000, unless Administrative Agent, and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).
     (b) An assignment will only be effective on:
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     (A) receipt by Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to Administrative Agent) that the New Lender will assume the same obligations to the other Credit Parties as it would have been under if it was a Lender as at the date of this Agreement; and
     (B) performance by Administrative Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which Administrative Agent shall promptly notify to the Existing Lender and the New Lender.
     (c) A transfer will only be effective if the procedure set out in Section 11.6.5 is complied with.
          11.6.3 Assignment or Transfer Fee. The Existing Lender shall, on the date upon which an assignment or transfer takes effect, pay to Administrative Agent (for its own account) a fee in accordance with Schedule 11.6, unless the New Lender is an Affiliate of such Existing Lender.
          11.6.4 Limitation of Responsibility of Existing Lenders.
     (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
     (i) the legality, validity, effectiveness, adequacy or enforceability of the Loan Documents or any other documents;
     (ii) the financial condition of any Obligor;
     (iii) the performance and observance by any Obligor of its Obligations under the Loan Documents or any other documents; or
     (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document or any other document and any representations or warranties implied by law are excluded.
     (b) Each New Lender confirms to the Existing Lender and the other Credit Parties that it:
     (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Loan Document; and
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     (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Loan Documents or any Commitment is in force.
     (c) Nothing in any Loan Document obliges an Existing Lender to:
     (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Section 11.6; or
     (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by each Obligor of its obligations under the Loan Documents or otherwise.
          11.6.5 Procedure for Transfer.
     (a) Subject to the conditions set out in Section 11.6.2 a transfer is effected in accordance with paragraph (c) below when Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
     (b) Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
     (c) On the Transfer Date:
     (A) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Loan Documents Borrower and the Existing Lender shall be released from further obligations towards one another under the Loan Documents and their respective rights against one another under the Loan Documents shall be cancelled (being the “Discharged Rights and Obligations”); provided that (i) such Existing Lender shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Article IV and Section 11.4 and to any fees payable hereunder that have accrued for such Existing Lender’s account but have not yet been paid and (ii) unless otherwise agreed by Borrower, such Existing Lender shall continue to be obligated to pay to Borrower any amount required to be refunded pursuant to Section 3.5.1;
     (B) Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as Borrower and
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the New Lender have assumed and/or acquired the same in place of Borrower and the Existing Lender;
     (C) Administrative Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender under this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent Administrative Agent and the Existing Lender shall each be released from further obligations to each other under the Loan Documents; and
     (D) the New Lender shall become a Party as a “Lender.”
          11.6.6 Copy of Transfer Certificate to Borrower. Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to Borrower a copy of that Transfer Certificate.
          11.6.7 Disclosure of Information. Subject to the requirements of Section 11.7, any Lender may disclose to any of its Affiliates and any other Person:
     (a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;
     (b) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or Borrower; or
     (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about Borrower and the Loan Documents as that Lender shall consider appropriate.
          11.6.8 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          11.6.9 Register. Administrative Agent shall maintain a copy of each Transfer Certificate delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, and Borrower, Administrative Agent, and Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be
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available for inspection by any party to this Agreement at any reasonable time and from time to time upon reasonable prior notice.
          11.6.10 Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant or to release any Guarantor under a Parent Guaranty. Subject to Section 11.6.4, Borrower agrees that each Participant shall be entitled to the benefits of (and subject to obligations under) Sections 4.1, 4.4, and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment or transfer pursuant to Section 11.6.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 3.9 as though it were a Lender.
          11.6.11 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.1.5 as though it were a Lender (it being understood that the documentation required under Section 4.1.5 shall be delivered to the participating Lender).
     11.7 Treatment of Certain Information; Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other Party, (e) in connection with the exercise of any remedies hereunder or under any other Loan
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Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.
     For purposes of this Section, “Information” means all information received from ProLogis, Borrower or any Consolidated Subsidiary relating to ProLogis, Borrower or any Consolidated Subsidiary or any of their respective businesses, other than any such information that is available to the applicable Credit Party on a nonconfidential basis from a source other than Borrower or any Consolidated Subsidiary.
     Each Credit Party acknowledges that (A) the Information may include material non-public information concerning ProLogis, Borrower or any Consolidated Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information, and (C) it will handle such material non-public information in accordance with applicable Law.
     11.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment
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that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.12 Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and transfer, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6; provided that the written consent of such Lender shall not be required in order to effect such assignment and transfer), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.6.3;
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
Senior Bridge Loan Agreement

     (c) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or transfer if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and transfer cease to apply.
     11.13 GOVERNING LAW; JURISDICTION; ETC.
          11.13.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          11.13.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.
          11.13.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.13.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Senior Bridge Loan Agreement

          11.13.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          11.13.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.14 USA Patriot Act Notice. Each Lender that is subject to the Act (as defined below) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender to identify Borrower and each Guarantor in accordance with the Act.
     11.15 Know Your Customers.
          11.15.1 Borrower Information. If:
     (a) any Change in Law;
     (b) any change in the status of Borrower or any Guarantor after the date of this Agreement; or
     (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, requires Administrative Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Borrower shall promptly upon the request of Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by
Senior Bridge Loan Agreement

Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for Administrative Agent, such Lender or, in the case of the event described in paragraph (c) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.
          11.15.2 Lender Information. Each Lender shall promptly upon the request of Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.
          11.15.3 Limitation on Assignments. Notwithstanding Section 11.6, an assignment will only be effective on performance by Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which Administrative Agent shall promptly notify to the assigning Lender and the applicable Eligible Assignee.
          11.15.4 Lender Responsibility. Nothing in this Agreement shall require Administrative Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to Administrative Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by Administrative Agent or any Arranger.
     11.16 Time of the Essence. Time is of the essence of the Loan Documents.
     11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to any Credit Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Credit Party from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Credit Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Credit Party in such currency, such Credit Party agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).
Senior Bridge Loan Agreement

     11.18 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     11.19 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (a) the Aggregate Commitments provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and certain of its Affiliates, on the one hand, and Administrative Agent, Arranger and Lenders, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for Borrower or any of its Affiliates, stockholders, creditors or employees; (c) neither Administrative Agent nor Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent or Arranger has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither Administrative Agent nor Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) Administrative Agent and Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Administrative Agent and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claim that it may have against Administrative Agent or Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     11.20 Survival. All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any
Senior Bridge Loan Agreement

accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
[Signature pages follow]
Senior Bridge Loan Agreement

PLD INTERNATIONAL INCORPORATED

By:	/s/ Phillip D. Joseph, Jr.

Name:	Phillip D. Joseph, Jr.
Title:	Senior Vice President — Treasurer

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J.P. MORGAN EUROPE LIMITED, as Administrative Agent

By:	/s/ Ching Loh

Name:	Ching Loh
Title:	Associate

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:	/s/ Brendan M. Poe

Name:	Brendan M. Poe
Title:	Vice President

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SCHEDULE 1.1
PRICING SCHEDULE
The Applicable Margin and the Facility Fee Rate (the “pricing”) will be determined in accordance with the table below based upon the Moody’s Rating, the S&P Rating and the Fitch Rating, as follows: If ProLogis has ratings from all three Rating Agencies, then the pricing will be based on the higher of the S&P Rating and the Moody’s Rating. If ProLogis has ratings from only two of such Rating Agencies, then the pricing will be based upon the higher of such ratings. If ProLogis has only one or none of such ratings, then the highest pricing (i.e., pricing Level IV) will apply.

Level	Ratings (Moody's/S&P/Fitch)	Applicable Margin	Facility Fee Rate
I	Baa1/BBB+/BBB+ or better	1.25%	0.25%
II	Baa2/BBB/BBB	1.40%	0.30%
III	Baa3/BBB-/BBB-	1.65%	0.35%
IV	Less than Baa3/BBB-/BBB-or not rated	2.05%	0.45%
In the event the Maturity Date is extended pursuant to Section 3.10, the Applicable Margin set forth in the table above shall increase by (a) 0.50% effective as of the date that is six months after the Closing Date and (b) an additional 0.50% effective as of the date that is nine months after the Closing Date.
Any change in the Applicable Margin and the Facility Fee Rate resulting from a change in the Moody’s Rating, the S&P Rating or the Fitch Rating shall be effective commencing on the fifth Business Day following the earlier to occur of (a) Administrative Agent’s receipt of notice from Borrower, as required in Section 7.2.2, of an applicable change in the such rating and (b) Administrative Agent’s actual knowledge of an applicable change in such rating.
Notwithstanding anything set forth herein to the contrary, if the Global Agreement is refinanced in connection with the Proposed Merger Transaction and the interest rate margin applicable to the debt that is used to refinance the Global Agreement is different than the then-applicable Applicable Margin, the Applicable Margin shall be automatically adjusted so that it equals the interest rate margin applicable to such refinancing debt.
Schedule 1.1

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SCHEDULE 1.2
MANDATORY COST FORMULAE
1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:
     (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or
     (b) the requirements of the European Central Bank.
     2. On the first day of each Interest Period (or as soon as possible thereafter), Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
     3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to Administrative Agent. This percentage will be certified by that Lender in its notice to Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.
     4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by Administrative Agent as follows:
     in relation to any Loan:

E x 0.01	per cent. per annum.
300
Where:
“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
“B” is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 3.4.2 of the Agreement, and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.
“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
Schedule 1.2

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“D” is the percentage rate per annum payable by the Bank of England to Administrative Agent on interest bearing Special Deposits.
“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
     5. For the purposes of this Schedule:
     “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
     “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
     6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
     7. If requested by Administrative Agent, then each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
     8. Each Lender shall supply any information required by Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
     (a) the jurisdiction of its Lending Office; and
     (b) any other information that Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify Administrative Agent of any change to the information provided by it pursuant to this paragraph.
     9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a
Schedule 1.2

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Lender notifies Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
     10. Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
     11. Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
     12. Any determination by Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
     13. Administrative Agent may from time to time, after consultation with Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
Schedule 1.2

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SCHEDULE 2.1
COMMITMENTS AND PERCENTAGES

		Percentage
Lender	Commitment	rounded to 9 decimal places
JPMorgan Chase Bank, N.A., London Branch	€500,000,000	100.000000000%
Total	€500,000,000	100.000000000%
Schedule 2.1

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SCHEDULE 11.2
CERTAIN ADDRESSES FOR NOTICES
PLD International Incorporated
ProLogis
4545 Airport Way
Denver, CO 80239
Attention: Phil Joseph
Tel: (303) 567-5663
Fax: (303) 375-8581
Email: pjoseph@prologis.com
Website Address: www.prologis.com
ADMINISTRATIVE AGENT:
J.P. Morgan Europe Limited
125 London Wall, 9th Floor
London, EC2Y 5AJ
Attention: Ching Loh
Tel: +44 207 777 2350 ext.72350
Fax: +44 207 777 2360
Email: Ching.Loh@jpmorgan.com
Schedule 11.2

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SCHEDULE 11.6
PROCESSING AND RECORDATION FEES
Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of US$3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be US$2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	US$0

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	US$500
For purposes of this Schedule 11.6, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
Schedule 11.6

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EXHIBIT A
FORM OF LOAN NOTICE
Date:                                         ,
To:     J.P. Morgan Europe Limited, as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Senior Bridge Loan Agreement dated as of April 21, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PLD International Incorporated (“Borrower”), the Lenders from time to time party thereto and J.P. Morgan Europe Limited, as Administrative Agent.
     Borrower hereby requests (select one):
☐ A Borrowing of Loans.
☐ A continuation of Loans that currently have an Interest Period ending on [                                        .]
1.	On (a Business Day).

2.	In the aggregate amount of .

3.	With an Interest Period of [7/14 days] [1/2/3/6 month(s)].

[The undersigned hereby certifies that:
1.	The Borrowing requested herein complies with Section 2.1 of the Agreement; and

2.	The proceeds of the Borrowing will be used for the purposes set forth in Section 7.6 of the Credit Agreement.]

PLD INTERNATIONAL INCORPORATED

By:

Name:

Title:

Exhibit A

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EXHIBIT C
FORM OF TRANSFER CERTIFICATE
To:     J.P. Morgan Europe Limited, as Administrative Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:                                                                   , 20
PLD INTERNATIONAL INCORPORATED
SENIOR BRIDGE LOAN AGREEMENT
dated as of April 21, 2011 (the “Agreement”)
1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2. We refer to Section 11.6.5 (Procedure for Transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule hereto in accordance with Section 11.6.5 (Procedure for Transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Lending Office and address, fax number and attention details for notices to the New Lender for the purposes of Section 11.2 (Notices) and the account details for payment are set out in the Schedule hereto.
3. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Section 11.6.4 (Limitation of Responsibility of Existing Lenders).
4. This Transfer Certificate may be executed in any number of counterparts each of which shall have the same effect as if the signatures on the counterparts were on a single counterpart of this Transfer Certificate.
Exhibit C

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5. This Transfer Certificate is governed by New York law.
Exhibit C

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Lending Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by Administrative Agent, and the Transfer Date is confirmed as [ ].

J.P. Morgan Europe Limited
By:
Exhibit C

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